EXHIBIT 10.4

LEASE AGREEMENT

THIS LEASE agreement, made this 28th day of March, 2003, by and between Central Vermont Economic Development Corporation, a Vermont corporation with a principal place of business at the National Life Building, PO Box 1439, Montpelier, Vermont, 05601 (hereinafter called “Landlord”), and Northern Power Systems, Inc., a Delaware corporation, with a place of business at 182 Mad River Park, Waitsfield, Vermont (hereinafter called “Tenant”).

W I T N E S S E T H:

In consideration of the rent to be paid and the terms, conditions and mutual covenants set forth in this Lease, Landlord and Tenant, intending to be legally bound, agree as follows:

SECTION 1

Demise and Description of Premises

Landlord hereby rents and leases to the Tenant and the Tenant hereby rents and leases from the Landlord, subject to the terms hereof, including the construction obligations described in Section 31, the following described premises:

Being that building which, upon substantial completion, will be Unit 2 of the Northern Power Systems Commercial Condominium, located on the southerly side of Waitsfield Town Highway #2, also known as North Fayston Road, in the Town of Waitsfield, State of Vermont, together with the parking area and access in common with others over the driveway around the building and with necessary utilities to the building and is more particularly described in Exhibit A attached hereto and made a part hereof. When finished, Unit 2 shall consist of an approximately 28,759 square foot building (“Building”), of which 28,055 is inhabitable, which is more particularly described in Exhibit B attached hereto and made a part hereof. Unit 2, together with all parking and other access rights described in Exhibit A shall be referred to herein as the “Demised Premises or Premises”. The construction of the Premises shall be referred to as the “Project”.

SECTION 2

Term of Lease and Options to Extend

(a) Said Premises are hereby leased to Tenant, subject to all of the terms and conditions contained herein, for an initial term of one hundred-twenty (120) Months commencing on the “Commencement Date”, as defined below, unless said term be sooner terminated as hereinafter provided (the “Initial Term”). As used herein, “Term” shall mean the Initial Term and the Extended Term(s) (defined below).

(b) The “Commencement Date” shall be the first day of the term of the loan made by the Lender (defined in Section 3(c) below) to the Landlord for the purpose of financing that part of the Project not financed by Tenant.

(c) Provided that Landlord is able to either extend the term of the Loan (defined in Section 3(c)) or obtain other acceptable financing beyond the initial ten-year term of the Loan, this Lease may be extended at the option of Tenant for up to two (2) successive periods of sixty (60) months each (the “Extended Terms”) as follows:

(i) First Extended Term: Beginning on the termination date of the Initial Term and ending on a date sixty (60) months thereafter;

(ii) Second Extended Term: Beginning on the termination date of the First Extended Term and ending on a date sixty (60) months thereafter.

(d) The Extended Terms shall be upon the same terms, covenants and conditions as provided in this lease for the Initial Term, except for rent and other terms required by the lender providing the loan extension or substitute financing.

(e) Rent during Extended Terms shall be established at the beginning of each respective Extended Term pursuant to the terms of Section 3 of this Agreement.

(f) The right to exercise this option to extend the Term is conditioned upon the faithful performance by Tenant of all of its covenants, conditions, and agreements under this Lease and the payment by Tenant of all rent and other payments as provided in this Lease as of the date of the exercise of any option to extend the Term.

(g) Tenant shall exercise the respective options to extend by giving written notice to Landlord not less than six (6) months prior to the Termination Date and the termination date of the First Extended Term.

SECTION 3

Base Rent and Financing

(a) Monthly Rent. Tenant shall pay Landlord as monthly rent (the “Monthly Rent”) for the Premises an amount equal to Landlord’s actual monthly cost for the Landlord’s financing, as that term is defined in Section 3(c) hereof (“Landlord’s Financing”) plus a surcharge of twenty-five basis points (.25%) thereon as an administration fee. The Parties estimate that the Monthly Rent on the Commencement Date will be One Dollar subject to adjustment as provided in Section 3(b) hereof, and that beginning with the eleventh month of the Initial Term, the Monthly Rent will be an amount that is calculated from the loan amount as described in Section 3(c) hereof and subject to adjustment as provided in Section 3(b) hereof. Monthly Rent shall be payable in advance, beginning on the Commencement Date and on the same day of each month thereafter during the Initial Term, and if this Lease is extended during any First or Second Extended Term as those terms are defined in Section 2(c) above.

(b) Rent Adjustment. The Monthly Rent shall be subject to the following adjustments:

(i) Commencement Date Adjustment. On the Commencement Date the Monthly Rent shall be set to reflect the actual interest cost to the Landlord for Landlord’s financing at the inception hereof. Landlord’s financing is described in subsection (c) below.

(ii) Amortization Adjustment. Beginning with the first to occur of the completion of construction, or the eleventh (1lth) month of the Initial Term, the Monthly Rent shall be adjusted to reflect the beginning of the twenty (20) year amortization of Landlord’s Financing.

(iii) Interest Rate Adjustment. During the Initial Term and any Extended Term, the Monthly Rent shall be further adjusted to reflect any change in interest rates charged Landlord for Landlord’s Financing.

(c) Landlord’s Financing. The Parties acknowledge that the Monthly Rent is based upon Landlord expending not more than $2,790,000 for, among other things, the cost of acquiring land, financing, professional fees and other soft costs, for obtaining permits and approvals for developing the site and constructing the building and improvements which make up Unit 2. The Landlord’s expenditure is in addition to Tenant’s equity contribution of approximately $1,220,617, (collectively the “Project Costs”), and will be financed by Landlord through a loan (the “Loan”) of not more than $2,790,000 from the Vermont Economic Development Authority (“Lender”). Tenant acknowledges that copies of the Lender’s construction loan agreements and loan agreements have been delivered by Landlord to Tenant prior to the execution hereof. Notwithstanding any provision of Lender’s loan agreements permitting Landlord to make interest only payments on the Loan, beginning with the first to occur of the completion of construction, or the 11th month of the Initial Term, the Monthly Rent shall be calculated as though Landlord had as of that date begun to repay the Loan in two hundred forty (240) equal monthly installments of principal and interest. Any loan origination or refinancing charges incurred by Landlord shall be passed on to and paid by Tenant, with no mark up, at the time they are incurred, as Additional Rent.

(d) Interest shall accrue at the rate of 4% per annum on any Base Rent, Additional Rent, or other charges not paid within fifteen (15) days from the date due.

SECTION 4

Lease Reserve Account

(a) Purpose. Tenant shall, upon execution of this Lease, have established at a United States Bank, an interest bearing account in the principal amount of One Hundred Fifty Thousand Dollars ($150,000.00) (the “Reserve Account”). The Reserve Account shall serve as security for the Tenant’s faithful performance of its obligations under this Lease. The Tenant and Landlord agree that upon execution of this Lease and the Pledged Deposit Account Control Agreement (see Section 4(b) below), Landlord shall have a valid and perfected security interest in the Reserve Account.

(b) Set Up. Upon execution of this Lease, Tenant shall assign the Reserve Account to Landlord pursuant to the Agreement attached hereto as Exhibit D. The Reserve Account shall be registered to Tenant’s federal taxpayer identification number but Landlord only, or its permitted assignee, Lender, shall have the right to make withdrawals of principal on the Reserve Account during the term of the account. The Reserve Account shall expire upon the first to occur of (i) the maturity date of the Loan, (ii) any Termination Date, or (iii) Lender’s written notification that the Reserve Account is no longer necessary.

(c) Use of Account. Tenant shall earn and be permitted to withdraw all interest on the Reserve Account as long as Tenant is in compliance with the terms of this Lease. If Tenant is in default and breach of this Lease as defined in Section 17, “Events of Default,” then upon five days prior written notice, and pursuant to the terms of the Pledged Deposit Account Control Agreement (“Control Agreement”), Landlord may withdraw funds from the Reserve Account to pay (i) any Monthly Rent or Additional Rent not received by Landlord (ii) any other principal or interest costs incurred by Landlord on the Loan, either before or after the Event of Default, which are not paid by Tenant, (iii) any undisputed utility or property tax payments not paid by Tenant within thirty (30) days of the due date, and (iv) the costs of marketing or selling the Premises. Any failure to pay by Tenant as described in (i), (ii) & (iii) of this subsection (c) shall be referred to herein and in the Control Agreement as a “Payment Default”.

(d) Further Assurances. From time to time and without additional consideration, Tenant and Landlord shall execute and deliver, or cause to be executed and delivered, such transfers, assignments, endorsements, consents and other instruments, and shall take such further actions, as may reasonably be requested by the other for the purposes of maintaining a valid and perfected security interest in the Reserve Account and of carrying out and furthering the purpose of the Reserve Account as such purpose is stated in this Section 4 and in the Control Agreement. Without limiting the foregoing, Tenant shall not take any action to challenge the attachment, perfection, or priority of such security interest, and Tenant agrees that it will cooperate with Landlord in any defense by Landlord of the attachment, security, and priority of such security interest in the face of any challenges to any of the same from any third party.”

SECTION 5

Utilities

Tenant shall arrange for Utility services, including telecommunications, water, sewer, electricity, gas and/or oil with utility providers in its name and at its sole expense and shall as additional rent, pay and discharge punctually as and when the same shall be due.

The Landlord shall not be liable for nor shall the Tenant be entitled to, any abatement or reduction in rent, by reason or the Landlord’s inability to furnish such service for any cause beyond the Landlord’s control including but not limited to, strikes, storms, war, public emergency, labor disputes, governmental restriction, fires, floods, material or labor shortage, acts of God.

SECTION 6

Additional Rent

(a) The Tenant shall pay its proportionate share of all operating expenses for the common areas, real estate taxes, special assessments and special taxes assessed against the property of which the Premises are a part as “Additional Rent”. If any governmental authority imposes, assesses or levies a gross receipts tax on rent or any other tax upon Landlord as substitute in whole or in part for real estate tax assessment, the substitute tax shall be deemed to be a real property tax and shall be deemed to have been levied upon the Premises. Real estate taxes shall not, however, include income taxes except for that portion of the income tax which is the substitute for the real estate taxes which were formerly collected to support public elementary and secondary education. Payments of Additional Rent are due and payable in monthly installments of 1/12 of the annual charge, on the first day of each month. Landlord shall provide Tenant with an annual statement in January of each year setting forth the amount of Additional Rent, as well as any adjustments thereto.

(b) The Tenant shall at all times be responsible for and pay, all municipal, county, state or federal taxes assessed against its leasehold interest or any fixtures, furnishings, equipment, or other personal property of any kind owned, installed or used in or on the Premises.

(c) Tenant shall bear any and all costs imposed by or in connection with the fact that the Building is a Unit of the Northern Power Commercial Condominium.

SECTION 7

Use of the Property

Tenant shall use and occupy the Demised Premises for office and related uses and, as an energy and energy systems research and development laboratory and related uses, and any other legal use so long as such use is not prohibited under 10 V.S.A §212 (6). If the Tenant’s use of the Premises necessitates application for zoning or planning approval or compliance with other municipal or state regulations, or installation of additional or new fixtures, systems or improvements at any time during the term of this Lease or any renewals thereof, Tenant will prosecute and bear the cost of such applications, installation and/or changes necessary to obtain compliance and approval and Landlord will cooperate and join in such proceedings as owner thereof.

The Premises shall not be used for any illegal purpose, nor in violation of any valid regulation of any governmental body, nor in any manner to create nuisance or trespass, nor in any manner to invalidate the insurance.

Tenant may, at its expense place signage on the exterior façade of the Demised Premises, which signage is subject to the prior approval of Landlord, which approval shall not be unreasonably withheld, and subject to compliance with Section 3.3 of the Declaration of Condominium of the Northern Power Commercial Condominium dated             , Tenant shall be solely responsible for maintaining in good condition its signs, and shall remove them and repair any damage caused by such removal on or before the expiration of the Term.

SECTION 8

Representations and Warranties

(a) Landlord is a Vermont corporation, is validly organized and is in good standing under the laws of the State of Vermont, and has full power and authority to execute, deliver and perform this Agreement.

(b) Tenant is a Delaware Corporation, is validly organized and is in good standing under the laws of the State of Delaware; is registered and in good standing in the State of Vermont and has full power and authority to execute, deliver and perform this Agreement.

(c) Landlord covenants and agrees not to further encumber the property without the express written consent of the Tenant.

(d) Tenant understands that this lease is subject to the rules and regulations of that certain Declaration of Condominium made by Northern Power Systems, Inc., and dated January 2003 and Tenant covenants to comply with the terms and conditions of the Declaration, the Bylaws and the Rules and Regulations of the Association as such terms, conditions, Bylaws and Rules pertain to tenants of Units within such condominium.

SECTION 9

Insurance

(a) Landlord’s Obligation. Landlord shall maintain, or require Contractor to maintain, in force for the benefit of Landlord and Landlord’s Mortgagees as loss payee, during the Term the following:

(i) Builders Risk. All risk insurance with property damage limit set at $4,200,000 and personal injury limit set at $1,000,000 all at Tenant’s cost and expense.

(ii) Hazard Coverage. A policy insuring Landlord and Tenant, as their interest may appear, against loss or damage by fire or other risks as may be included in the broadest form of coverage to include not less than special form insurance including but not limited to ordinance and law coverage for the full replacement cost of the Building to be adjusted annually to reflect any increase in the cost of living. Tenant will reimburse Landlord for the cost of the same within ten (10) days after submission by Landlord of an invoice with supporting materials evidencing Landlord’s payment.

(iii) Rental Value. Rent, or use and occupancy, or rental value insurance in an amount sufficient to pay the rent payable pursuant to this Lease. Such rental value insurance to be obtained and maintained at Tenant’s cost and expense.

(b) Tenant’s Obligation. Tenant shall at its expense maintain in force during the Initial Term and any Extended Term, for the benefit of Landlord and Landlord’s Mortgagees as additional insureds with respect to subsection (i) and as loss payee, with respect to subsection (ii) the following:

(i) Liability. A policy of comprehensive public liability insurance, insuring against liability arising from Tenant’s use, completed operations, occupancy or maintenance of the Premises and appurtenant areas. Tenant’s insurance shall be in the amount of not less than $1,000,000.00 for bodily injury or, a death of one person in any accident or occurrence and in the amount of not less than $1,000,000.00 for bodily injury to, or death of more than one person, in any one accident or occurrence; and in the amount of not less than $1,000,000.00 against liability for property damage.

(ii) Boiler. A policy of insurance against loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the building on the Premises, in such limits with respect to any one accident as may be reasonably requested by the Landlord from time to time.

(c) Policy Provisions. All insurance maintained pursuant to this Section 9 shall be written by insurance companies licensed to do business in the State of Vermont, shall provide the limits of coverage at or above those set forth above and shall provide that insurance will not be subject to cancellation, termination or material change except after 30 days prior written notice to Tenant, Landlord and to Landlord’s Mortgagees.

(d) Certificates. As soon as practicable, the party responsible for procuring an insurance policy shall furnish to Landlord or Tenant, as the case may be, certificates of insurance reflecting policies in force and it shall also provide certificates evidencing all renewals of such policies.

(e) Waiver of Subrogation. Landlord and Tenant waive and release each other to and from any and all rights of recovery, claim, action or cause of action, against each other, their agents, officers and employees, for any loss or damage that may occur to the Premises, improvements to the Building or personal property within the Building, by reason of fire or the elements regardless of cause or origin, including negligence of Landlord or Tenant or their agents, officers and employees. Because this paragraph will preclude the assignment of any claim mentioned in it by way of subrogation or otherwise to an insurance company or any other person, the parties agree immediately to give to each insurance company which has issued to it policies of insurance covering risks of direct physical loss, written notice of the terms of the mutual waivers contained in this Section 9(e), and to have the insurance policies properly endorsed, if necessary, to prevent the invalidation of the insurance coverages by reason of the mutual waivers contained in this paragraph, and to secure from their respective insurer’s waivers of the insurers’ subrogation rights. Landlord and Tenant mutually waive their respective rights of recovery against each other for any loss insured by fire, extended coverage and other property insurance policies existing for the benefit of either of them.

SECTION 10

Repair, Maintenance and Alteration Obligations of Tenant

(a) Tenant covenants and agrees that Tenant during the Term and any Extended Term shall repair and replace, at its cost and expense, all structural components, roof, of the Building and will use what voting power it has to cause the Northern Power Commercial Condominium Association, at no expense to Landlord, to repair and replace sitework and landscaping including parking areas and access drives for the Building. Except for Landlord’s negligence or that of its agents or employees in the performance of Landlord’s obligations as set forth hereunder, Landlord shall not be liable for interruption in or cessation of any service rendered to the Premises due to any cause beyond the Landlord’s control including, but not limited to: any accident; the making of repairs, alterations, or improvements; labor difficulties; fuel and electric supplies or shortages.

(b) Except for maintenance and repair pursuant to Section 15 hereof, Tenant covenants and agrees, during the Lease Term and any extensions thereof, to maintain the Demised Premises in a good condition, normal wear and tear excepted, including but not limited to, interior wall surfaces, floor surfaces, ceiling surfaces, windows, doors, furniture, fixtures and hardware. All repairs and replacements shall be in quality and class at least equal to the original work properly executed. Upon the default of Tenant in making such repairs and replacements, the Landlord may, but shall not be required to, make such repairs and replacements for the Tenant’s account and the expenses thereof shall be collectable against Tenant as additional rent.

SECTION 11

Force Majeure

During the Lease Term, Landlord or Tenant shall not be required to perform any term, condition, or covenant in this Lease so long as such performance is delayed or prevented by force majeure, which shall mean acts of God, epidemics, cyclones, floods, drought, or by reason of war, declared or undeclared revolution, civil commotion or strife, acts of public enemies, blockade or embargo, or by reason of any new law, proclamation, regulation, ordinance or demand by any government authority, and any other cause not reasonably within the control of Landlord or Tenant and which, by the exercise of due diligence, Landlord or Tenant is unable, wholly or in part, to prevent or overcome.

SECTION 12

Reserved Access Rights of Landlord

Landlord reserves the right to enter the Demised Premises at reasonable hours upon reasonable notice to make reasonable inspections, to make such repairs, alternations or additions as may be required or permitted under the provisions of this Agreement; to exhibit reasonably the same to prospective purchasers or to perform any act related to the safety, protection or preservation of the demised Premises; and during the three month period prior to the end of the leased term, for the purposes of exhibiting reasonably the demised Premises to prospective Tenants.

SECTION 13

Quiet Enjoyment

Landlord covenants that the Tenant upon paying the rent and complying with the provisions of this Lease, shall peaceably and quietly have, hold and enjoy the Demised Premises for the term of this Lease. Landlord agrees during the term hereof not to offer the property for sale except to Tenant as long as no event of default has occurred hereunder.

SECTION 14

Administration of Condominium Association

During the Term and so long as a default has not occurred and is continuing, Tenant shall have the right and duty to vote and participate by proxy on behalf of Landlord in Landlord’s role as the owner of Unit 2 of the Northern Power Systems Commercial Condominium (“Condominium”). Tenant’s proxy right shall extend to all matters except votes and actions concerning any amendment to the Declaration of the Condominium. Landlord shall receive copies of the minutes of board meetings, and any written consents in lieu of meetings, of the Northern Power Commercial Condominium Association, Inc. (“Association”).

SECTION 15

Fire and Other Casualty

(a) If the Premises are damaged or destroyed by fire, lightning, tempest, casualty or any similar peril (“Casualty”), Landlord, unless otherwise directed by Tenant in writing, shall repair and restore the Premises to substantially the same condition it was in immediately prior to the occurrence of the casualty event. The Tenant shall notify the Landlord of its decision to require Landlord to restore the Premises within thirty (30) days from the date of the casualty, and upon failure of the Tenant to provide such notice, it is conclusively presumed that it elected to require Landlord to restore the Premises.

(b) During the period from the date of casualty until the premises are repaired and restored, Tenant’s obligation to pay any rent due hereunder shall abate in proportion to the amount of space of the Demised Premises rendered unusable for Tenant’s purposes as a result of the damage or destruction. If the Tenant does not elect to have Landlord restore the Premises (a “Non-Reconstructed Loss”), then the Tenant may terminate this Agreement effective as of the date of the notice of the election to not require restoration.

(c) Termination of this Lease in accordance with the foregoing provisions shall not prejudice the rights and remedies of Landlord and Tenant under this agreement prior to such termination, and any rent owing shall be paid up to such date and any payments of rent made by Tenant which were on account of any period subsequent to such date shall be returned to Tenant.

(d) Use of Casualty Proceeds by Landlord. In the event of any Casualty for which the insurance proceeds exceed the actual cost of repairs made to fix the Casualty (the “Repair Difference”), Landlord shall pay such Repair Difference to Tenant within thirty (30) days of completion of the repairs. In the event of any Non-Reconstructed Loss, Landlord shall use all of the insurance proceeds to pay down the Loan. If the insurance proceeds for any Non-Reconstructed Loss exceed the amount outstanding on the Loan, Landlord shall pay the entire excess to Tenant within fifteen days of receipt of the insurance proceeds.

SECTION 16

Eminent Domain

During the Term of this Lease, if the whole of the Premises or such portion of which materially adversely effect the Tenant’s use and enjoyment of the premises is taken in a condemnation proceeding or by any right of eminent domain, this agreement shall terminate on the date of such taking, and the rent and any additional rent reserved herein shall be apportioned and paid to the date of such taking. In the event of any such condemnation or eminent domain taking, Landlord, upon the request of Tenant, agrees to have Tenant’s counsel bring any appropriate action for damages, and Tenant shall have an interest in damages awarded to Landlord in an amount equal to the difference between the total amount of the award and the amount, if any, necessary to retire the Loan. Furthermore, the Tenant may maintain a separate action for any damages sustained by Tenant by reason of said condemnation or proceeding for the taking of Tenant’s leasehold estate.

SECTION 17

Events of Default

The occurrence of any one or more of the following events (each an “Event of Default”) constitute a default and breach of this Lease by Tenant:

(a) Failure by Tenant to make any payment of Rent, Additional Rent, or any other payment required to be made by Tenant under this Lease when due where such failure continues for a period of thirty (30) days after written notice by Landlord to Tenant;

(b) The failure by Tenant to observe or perform any of the material covenants, conditions or provisions of this Lease to be observed or performed by Tenant, other than as described in Subsection (a) above, where such failure continues for a period of thirty (30) days after written notice by Landlord to Tenant; provided, however, that if the nature of Tenant’s obligation which it has failed to perform is such that more than thirty (30) days are reasonably required for its cure, then it shall not be deemed an Event of Default if Tenant commences such cure within the thirty (30) day period and diligently prosecutes the cure to completion;

(c) The making by Tenant of any general assignment or general arrangement for the benefit of its creditors, or the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt, or a petition or reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within ninety (90) days), or the appointment of a trustee or a receiver to take possession of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within ninety (90) days, or the attachment, execution or other judicial seizure of substantially all of Tenant’s interest in this Lease, if such seizure is not discharged within ninety (90) days.

SECTION 18

Remedies

At any time after the occurrence of an Event of Default, subject to the opportunity to cure set forth above, with or without additional notice or demand and without limiting Landlord’s rights or remedies as a result of the event of default, but subject to Landlord’s legal duty to use reasonable efforts to mitigate damages, Landlord may do the following:

(a) Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. Landlord shall be entitled to recover from Tenant the following damages if they are incurred by Landlord by reason of the Event of default by Tenant: the cost of recovering possession of the Premises, expenses of re-letting, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, and real estate commissions actually paid. In calculating the amounts to be paid by Tenant, Tenant shall be credited with; (i) the remaining balance of the Reserve Account, (ii) the net proceeds of any rent obtained by Landlord by re-letting the Premises, and (iii) the difference between the amount of rent received by Landlord and the amount for the same period which a court determines could have been received by re-letting of the Premises or otherwise. Landlord’s failure to use its best efforts to re-let the Premises or to collect rent from any successor Tenant shall operate or be construed to release or reduce Tenant’s liability as aforesaid in subsection (ii). However, the foregoing two sentences shall be qualified by the provision in Section 19 as to the extent of Landlord’s duties and the burdens of proof and persuasion in any court proceeding.

(b) Maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Premises. In such event, Landlord shall be entitled to enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due;

(c) Without limiting any other remedies available under the terms of this Lease or any applicable law, the Landlord may recover first any expenses allowed under this Section 18 from the Reserve Account, and to the extent Landlord recovers expenses from such Reserve Account, tenant shall not be liable for the expenses so recovered;

(d) Pursue any other remedy available to Landlord under the laws of the jurisdiction in which the Premises are located.

(e) No remedy herein conferred upon or reserved to the Landlord hereunder is intended to be exclusive of any other available remedy or remedies, but to the extent permitted by law each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. No waiver of any default in the performance of any obligation under this Agreement, nor any failure to exercise any remedy shall be construed as a waiver of any other default or remedy, whether of a like kind or different nature. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Landlord to exercise any remedy reserved to it herein, it shall not be necessary to give any notice, other than such notice as may herein expressly required or required by law. Any different or additional provisions in any document or instrument entered into in connection herewith shall be interpreted, where reasonably possible, to be cumulative and consistent herewith. Each party agrees that in the event of a breach by the other of this Lease or any other agreement entered into by and between Landlord and Tenant in connection with this lease, the non-breaching party shall be deemed to have suffered and to be suffering immediate and irreparable harm, and shall be entitled to equitable relief, including injunction and specific performance without a hearing, notice or bond, and a preliminary or permanent injunction thereafter restraining any violation or further violation of the provision of this Agreement. The parties further agree and acknowledge that greater injury would result by refusing the non-breaching party injunctive relief than by granting such injunctive relief. Such right to injunctive and other equitable relief is cumulative and in addition to other remedies that the non-breaching party may have at law, and shall not preclude pursuit or award of money damages.

SECTION 19

Re-letting

At any time or from time to time after the repossession of the Premises or any part thereof, whether or not the term of this Lease shall have been terminated, the Landlord shall make its best reasonable efforts to re-let the Premises or any part thereof for the account of the Tenant, in the name of the Landlord or otherwise, without notice to the Tenant, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term of this Lease) and on such conditions and for such uses (subject to any limitations contained in the Declaration of the Northern Power Commercial Condominiums) as the Landlord, in its reasonable discretion may determine, and may collect and receive the rents therefore. The Landlord shall not be responsible or liable for any failure to re-let the Premises or any part thereof, provided Landlord uses best reasonable efforts to re-let the premises. The parties agree that nothing in this paragraph, shall impose on Landlord any duty different from or in addition to that existing under Vermont common law applicable to commercial landlords enunciated in O’Brien v. Black, 162 Vt. 448; 648 A.2d 1374 (1994). Similarly, nothing in this paragraph, nor elsewhere in this Lease, shall modify any burdens of production or persuasion in any court proceedings relating to Landlord’s duty to mitigate losses by re-letting the premises

SECTION 20

Subordination Agreement

This Lease shall become subject and subordinate to, and Tenant shall attorn to the holder of, any existing or future fee mortgagee, if and when an agreement substantially in the form of Exhibit “C” is entered into between Tenant and such fee mortgagee.

SECTION 21

Liability and Indemnification

(a) Tenant shall indemnify Landlord and save Landlord harmless from suits, actions, damages, liability and expense in connection with loss of life, bodily or personal injury or property damage arising from or out of the use or occupancy of the Premises or any part thereof, or occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees, servants, invitees, licensees, or concessionaires, and Tenant shall indemnify Landlord and save Landlord harmless from such suits, actions, damages, liability and expense arising out of or caused by such breach, act or omission.

(b) Tenant shall give prompt notice to Landlord in case of fire or accidents on the Premises or of defects therein or in any fixtures or equipment.

(c) Landlord shall indemnify Tenant and save Tenant harmless from suits, actions, damages, liability and expense in connection with loss of life, bodily or personal injury or property damage arising from any act or omission of Landlord, its agents, contractors, employees, servants, invitees, licensees, or concessionaires, and Landlord shall indemnify Tenant and save Tenant harmless from such suits, actions, damages, liability and expense arising out of or caused by such breach, act or omission.

SECTION 22

Accord and Satisfaction

No payment by Tenant or receipt by Landlord of a less amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall an endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in the Lease provided. Partial payment shall only be construed as an accord and satisfaction if specifically set forth in a separate instrument signed by Landlord.

SECTION 23

Surrender of Premises: Holding Over

(a) In the event that Tenant elects not to exercise it’s purchase option described in Section 30 of this Lease, Tenant shall surrender the Premises in the same condition in which they were upon the date Tenant first occupied the Building (“Occupancy Date”), reasonable wear and tear excepted, and shall deliver all keys and combinations to locks to Landlord. Before surrendering said Premises, Tenant shall remove all personal property including all trade fixtures, and shall repair any damage caused thereby and leave the Premises broom clean. Tenant’s obligation to perform this provision shall survive the Lease Term. If Tenant fails to remove its property upon the expiration or other termination of the Lease Term, Landlord may, among other remedies, cause such properties to be removed and disposed of with the costs of such removal and disposal to be borne by the Tenant.

(b) Any holding over after the expiration of the Lease Term or any renewal term shall be construed to be a tenancy at will, and shall be on the terms herein so far as is applicable, terminable upon thirty (30) days written notice from either party to the other. During any such tenancy, Tenant shall pay rent in an amount equal to one hundred ten percent (110%) of the rental obligation for the immediately preceding Lease Term or renewal period.

SECTION 24

Successors and Assigns

(a) Tenant shall not transfer, assign, sublet or otherwise alienate its interest in and to the Premises without first obtaining the written consent of Landlord and Landlords’ Mortgagee, which consent shall not be unreasonably withheld or delayed. No transfer, assignment or sublease shall release Tenant from its obligations under this Lease, including the payment of rent or other sums provided herein and the performance of Tenant’s other covenants and obligations under this Lease unless Landlord and Landlord’s Mortgagee reasonably determine that the proposed transferee, assignee or sublessee is eligible under VEDA legislation and possesses the financial capability to pay the rent and other sums provided herein and to perform each and every covenant and obligation of Tenant under this Lease.

(b) Landlord reserves the right to assign its interest in this Lease to VEDA or any lender as security for the performance of Landlord’s obligations under any mortgage or deed of trust to any bank, insurance company or other lending institution which may now or which may in the future encumber the land and building of which the Premises are a part. Any assignment of the Lease by Landlord, except an assignment for the purposes of Landlord’s Financing as aforesaid, shall require the Assignee to observe and keep each and every obligation required to be performed by Landlord.

SECTION 25

No Agency, Partnership or Joint Venture; No Third-Party Beneficiaries

Nothing in this Agreement shall be construed to create any relationship between the parties in the nature of principal and agent, partners, or joint venturers, or to render either party liable for the debts or obligations, or actions or inactions, of the other. With the exception of specific rights granted herein to the Vermont Economic Development Authority, this Agreement is solely between the parties hereto, and is not intended to create any right or benefit for any third party. Nothing in this Agreement shall confer on either party any proprietary interest in, or subject either party to liability for, the business assets, profits, losses, or obligations of the other, except to the extent expressly provided in this Agreement.

SECTION 26

Non-Waiver

(a) No agreement to accept a surrender of the Demised Premises prior to the expiration of the Term shall be valid unless in writing and signed by an authorized representative of Landlord. The delivery of keys by or on behalf of Tenant for any part of the Demised Premises to any employee of Landlord or to Landlord’s agent or any employee of such agent shall not operate as a termination of this Lease or as a surrender of the Premises.

(b) The failure of Landlord or Tenant to seek redress for violation or breach of, or to insist on the strict performance of, any covenant of this Lease whether by express waiver or otherwise, shall not be construed as a waiver of any subsequent violation or breach or the same covenants.

(c) The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach.

(d) The failure of Landlord to enforce any of the rules and regulations against Tenant or any other tenant in the Property shall not be deemed a waiver of any such rule or regulation.

(e) Landlord’s consent to, or approval of, any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent similar act by Tenant.

SECTION 27

Severability

It is the intention of the parties hereto that if any provision of this Agreement is capable of two constructions, one of which would render the provision valid, then the provision shall have the meaning which renders it valid. If any term or provision or any portion thereof of this Lease, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

SECTION 28

Entire Agreement, Applicable Law

This Lease with any exhibits and riders attached hereto contains the entire agreement of the parties with respect to the subject matter herein, and no representations, inducements, promises or agreements not embodied herein shall be of any force or affect, unless the same are in writing and signed by or on behalf of the party to be charged. The captions of particular sections are inserted as a matter of convenience and in no way affect or define the scope or intent of this Lease or any provision thereof. Notwithstanding any other principles of “choice of law,” the interpretation of this Agreement shall be governed by the laws of Vermont. With respect to any claim or controversy arising under this Agreement the parties consent that personal jurisdiction and venue shall be solely within the federal and state courts of Vermont, and each party expressly waives any right to trial by jury.

SECTION 29

Notices

Any notice required to be given by the terms of this Lease shall be deemed received three (3) days after deposit in the United States mails, sent by Certified Mail, Return Receipt Requested,

If to Landlord:	Central Vermont Economic Development Corporation Attention: Richard Angney National Life Building PO Box 1439 Montpelier, Vermont 05601

With a Copy to:	James E. Clemons Primmer & Piper, P.C. 100 E. State St, PO Box 1039 Montpelier, VT 05601-1309

If to Tenant:	Northern Power Systems 182 Mad River Park Waitsfield, Vermont 05673

With a Copy To:	Eric S. Phaneuf, Esq. Darby, Steams, Thorndike, Kolter & Ware, LLP P.O. Box 1392 Main Street—Carlson Building Stowe, Vermont 05672-1392

SECTION 30

Option to Purchase

Landlord does hereby give, grant and convey to Tenant the right and privilege to purchase the Demised Premises. Tenant’s option shall expire three months after the expiration or termination of the Term. Tenant may exercise its option to purchase the Demised Premises at any time during said period, in accordance with the following terms and conditions:

(a) At such time as Tenant wishes to exercise its option, Tenant shall give written notice to Landlord pursuant to the terms herein. The notice shall describe to Landlord the property to be purchased, the purchase price and basis thereof, including a detailed calculation, and the date, time and place of closing, along with a proposed Purchase and Sales Contract. Landlord and Tenant shall enter into a Purchase and Sales Contract within thirty (30) days from the date of said Notice, with a closing date not later than sixty (60) days from the date of execution of the Purchase and Sale Contract, in a form which is standard and customary for such transactions in Waitsfield, Vermont, unless an earlier date is set by Tenant.

(b) Tenant shall pay to Landlord a Purchase Price equal to the sum of the then outstanding balance of the Loan. Furthermore, all expenses in connection with the transfer of the Premises, including, but not limited to, title insurance, transfer tax, and all other closing costs associated with the exercise of the Option, shall be paid by Tenant.

(c) Landlord shall convey the Premises to Tenant free and clear of any mortgage or other encumbrance. Any such transfer shall be effected by a Vermont Warranty Deed in standard form running from Landlord to Tenant.

(d) There shall be no adjustments at closing for taxes, water rents, insurance premiums and similar items.

(e) Tenant’s rights under the Option during the term of this Lease, shall be subject and subordinate to all mortgages constituting liens on the Premises in accordance with the terms of the subordination and non-disturbance agreement.

(f) The right to exercise the Option is conditioned upon the payment by Tenant of all rent and other payments, on the exercise date, that are due as of that date, and the payment of all rent and other payments on or before the closing date that are due as of the closing date.

(g) This Option shall terminate if Tenant fails to provide notice of exercise of its right to purchase hereunder, and to pay Landlord the purchase price for the Demised Premises, in accordance herewith, unless earlier terminated by Tenant providing written notice of termination to Landlord.

SECTION 31

Construction of Demised Premises

Landlord shall deliver the Demised Premises to Tenant “as is”, subject to the mutual obligations of Landlord and Tenant to construct the Demised Premises, as follows:

(a) Plans and Specifications

(i) Landlord, at its sole risk and cost, shall expend a sum up to $2,790,000.00 for the “Project Costs”. All work and materials shall be in accordance with the plans and specifications prepared in accordance with Section 31(a)(ii). Any Project Costs above $2,790,000.00 shall be the sole obligation of Tenant.

(ii) Tenant has supplied to Landlord the legal description of premises attached hereto as Exhibit “A” and the detailed building specifications attached hereto as Exhibit “B” (collectively, the “Description and Specifications”) for its review. Landlord and Tenant hereby acknowledge that the Description and Specifications are acceptable.

(iii) At the completion of construction Tenant shall provide Landlord with as-built drawings.

(b) Progress Schedules and Meetings. Prior to the commencement of construction, Tenant shall furnish to Landlord the proposed progress schedule for construction. This schedule shall indicate the proposed dates for the starting and completion of various stages of construction, and shall be updated and modified as required during the course of construction to reflect the actual progress of the work. Coordinating and progress meetings of responsible representatives of the various trades engaged on the Project shall be held at the field office of Tenant or its building contractor. Tenant’s construction manager or the building contractor’s superintendent, or someone with a comparable level of supervision shall conduct such meetings. The Landlord’s representative or designee shall have the opportunity to be present at all such progress meetings.

(c) Permits, Certificates, Licenses and Approvals. Tenant shall be responsible for obtaining all governmental permits, certificates, licenses and approvals in connection with the Improvements but Landlord will cooperate and assist Tenant in connection therewith.

(d) Changes.

(i) Tenant may, at any time after the execution of this Lease and prior to the Commencement Date, make additions, alterations, deductions, deletions or deviations from the scope of the work called for by the Plans and Specifications (each, a “Change”). Tenant shall submit to Landlord detailed information and a “lump-sum” price or credit (a “Fixed Price”) for any “Material” Change. For the purposes of this paragraph, “Material Change” shall mean any Change that exceeds One Hundred Fifty Thousand Dollars ($150,000). In addition to notifying Landlord of the cost for any Material Change, Tenant shall notify Landlord as to the impact such Material Change would have if any, on the time needed to complete construction.

(ii) If any at any time during construction the net change by Change Orders increases the amount of the Project Cost by more than One Hundred Thousand Dollars ($100,000)., Tenant shall place the necessary funds in a separate dedicated account to pay Contractor (defined in Section 32) the cost of the net change after the Loan proceeds have been completely drawn down. The funds placed in this dedicated account shall not be accessible for any purpose other than the payment of Changes that result in an increase in the total Project Cost as determined at completion of construction.

(e) Landlord’s Representative. For purposes of this Lease, Landlord’s representative shall be the person or persons as may be designated by Landlord from time to time in writing (each, “Landlord’s Representative”) provided, however, Landlord shall not designate more than two such Landlord’s Representative at one time, and if Landlord fails for any reason to designate such representative or successor, Tenant or its contractor shall notify Richard Angney, Executive Vice President of Landlord, until a successor representative is designated. Each Landlord’s Representative shall at all reasonable times have access to Tenant’s work for the purpose of general representation of Landlord and to determine that the work is being performed in accordance with the Plans and Specifications, and shall have the right to take all necessary action on behalf of Landlord. Tenant and its contractor shall provide suitable and safe facilities for such inspections and for Landlord’s onsite representative.

SECTION 32

Construction Contract

Tenant consents to Landlord’s award to DEW Construction Corp. of Williston, Vermont (“Contractor”) of the contract for the construction of the Improvements, a copy of which is attached hereto as Exhibit “E”.

SECTION 33

Miscellaneous

(a) This Lease shall not be recorded in its entirety by or on behalf of either party. Either Landlord or Tenant may record a notice of lease as provided for in 27 VSA §341.

IN WITNESS WHEREOF, the parties hereto have executed this Lease Agreement, as of the date first above written.

IN PRESENCE OF:	LANDLORD: CENTRAL VERMONT ECONOMIC DEVELOPMENT CORPORATION

/s/ [signature illegible]	By:	/s/ Richard A. Angney

Its Duly Authorized Agent

TENANT: NORTHERN POWER SYSTEMS

/s/ [signature illegible]	By:	/s/ Charles B. Curtis, Jr.

Its Duly Authorized Agent

STATE OF VERMONT

COUNTY OF WASHINGTON, ss.

At Montpelier, Vermont, this 28 day of March, 2003, personally appeared Richard A. Angney, duly authorized agent of Central Vermont Economic Development Corporation and he/she acknowledged this instrument, by him/her signed, to be his/her free act and deed, and the free act and deed of Central Vermont Economic Development Corporation.

Before me,	/s/ Rebecca A. Machia

Notary Public

STATE OF VERMONT

COUNTY OF WASHINGTON, ss.

At Montpelier, Vermont, this 28 day of March, 2003, personally appeared Charles B. Curtis, duly authorized agent of Northern Power Systems, Inc. and he/she acknowledged this instrument, by him/her signed, to be his/her free act and deed, and the free act and deed of Northern Power Systems.

Before me,	/s/ Rebecca A. Machia

Notary Public

SUBSCRIBED AND SWORN BEFORE ME

This 28th day of March 2003

/s/ Rebecca A. Machia
Notary Public My commission expires February 10, 2007